                                                                       Exhibit 2

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                           FIRST AMENDED AND RESTATED
                                 UTILITY SYSTEM
                           ASSET ACQUISITION AGREEMENT





                                  By and Among


                                HERNANDO COUNTY,

                            THE CITY OF MARCO ISLAND,

                             THE CITY OF PALM COAST,

                                 OSCEOLA COUNTY,

                     FLORIDA GOVERNMENTAL UTILITY AUTHORITY,

                               THE CITY OF DELTONA


                                       and


                       FLORIDA WATER SERVICES CORPORATION










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                                TABLE OF CONTENTS


                                    ARTICLE I
                          DEFINITIONS AND CONSTRUCTION

SECTION 1.01.  DEFINITIONS.....................................................3
SECTION 1.02.  CONSTRUCTION AND INTERPRETATION................................10
SECTION 1.03.  INCORPORATION..................................................10
SECTION 1.04.  SECTION HEADINGS...............................................10
SECTION 1.05.  APPENDICES.....................................................10


                                ARTICLE II
                        PURCHASE AND SALE OF ASSETS

SECTION 2.01.  PURCHASE AND SALE COVENANT.....................................11
SECTION 2.02.  PURCHASED ASSETS...............................................11
SECTION 2.03.  EXCLUDED ASSETS................................................13
SECTION 2.04.  PURCHASE PRICE.................................................13
SECTION 2.05.  THIS SECTION INTENTIONALLY LEFT BLANK..........................13
SECTION 2.06.  ASSUMED LIABILITIES............................................13
SECTION 2.07.  VOLUSIA COUNTY CONTINGENCY.....................................15
SECTION 2.08.  LEASED VEHICLES................................................16
SECTION 2.09.  AS IS PURCHASE.................................................16


                                   ARTICLE III
                              DUE DILIGENCE ISSUES

SECTION 3.01.  PROVISION OF INFORMATION BY FLORIDA WATER......................17
SECTION 3.02.  FINANCIAL DUE DILIGENCE........................................17
SECTION 3.03.  ENGINEERING AND ENVIRONMENTAL DUE DILIGENCE....................17
SECTION 3.04.  LEGAL DUE DILIGENCE............................................18
SECTION 3.05.  DUE DILIGENCE DETERMINATIONS...................................18
SECTION 3.06.  CURRENT EVIDENCE OF TITLE......................................18
SECTION 3.07.  ENVIRONMENTAL PROVISIONS.......................................21


                                   ARTICLE IV
                            OTHER PRECLOSING MATTERS

SECTION 4.01.  ISSUANCE OF BONDS..............................................22
SECTION 4.02.  TRANSITION SERVICES............................................23
SECTION 4.03.  PRE-CLOSING APPROVALS..........................................23
SECTION 4.04.  DISMISSAL OF LEGAL PROCEEDINGS.................................26


                                       i

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                                   ARTICLE V
            CONDITIONS PRECEDENT TO THE BUYERS' OBLIGATION TO CLOSE

SECTION 5.01.  FLORIDA WATER'S PERFORMANCE....................................28
SECTION 5.02.  ADDITIONAL DOCUMENTS...........................................28
SECTION 5.03.  NO CONFLICT....................................................28


                                   ARTICLE VI
           CONDITIONS PRECEDENT TO FLORIDA WATER'S OBLIGATION TO CLOSE

SECTION 6.01.  THE BUYERS' PERFORMANCE........................................29
SECTION 6.02.  ADDITIONAL DOCUMENTS...........................................29
SECTION 6.03.  NO INJUNCTION..................................................29


                                   ARTICLE VII
                   COVENANTS OF FLORIDA WATER PRIOR TO CLOSING

SECTION 7.01.  ACCESS AND INVESTIGATION.......................................30
SECTION 7.02.  OPERATION OF THE BUSINESS OF FLORIDA WATER.....................31
SECTION 7.03.  NEGATIVE COVENANT..............................................32
SECTION 7.04.  REQUIRED APPROVALS.............................................32
SECTION 7.05.  NOTIFICATION...................................................32
SECTION 7.06.  PAYMENT OF LIABILITIES.........................................33


                                  ARTICLE VIII
                             COVENANTS OF THE BUYERS

SECTION 8.01. REQUIRED APPROVALS..............................................33
SECTION 8.02. CERTAIN REGULATORY PROCEEDINGS..................................33
SECTION 8.03. LEGAL OPINIONS..................................................33
SECTION 8.04. HERNANDO OBLIGATIONS............................................34
SECTION 8.05. FLORIDA WATER EMPLOYEES.........................................34


                                   ARTICLE IX
                       CLOSING PROCEDURES AND ADJUSTMENTS

SECTION 9.01.  CLOSING DATE AND PLACE.........................................36
SECTION 9.02.  DOCUMENTS AFTER THE CLOSING....................................37
SECTION 9.03.  RECORDING FEES AND DOCUMENTARY TAXES...........................38
SECTION 9.04.  ACCOUNTS RECEIVABLE; UNBILLED REVENUES;
               CUSTOMER DEPOSITS; ACCOUNTS PAYABLE............................38
SECTION 9.05.  CONNECTION CHARGES.............................................40
SECTION 9.06.  COSTS AND PROFESSIONAL FEES....................................41
SECTION 9.07.  RISK OF LOSS...................................................41
SECTION 9.08.  PROCEEDS OF SALE; CLOSING PROCEDURE............................41
SECTION 9.09.  TRANSFER OF PERMITS............................................44

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SECTION 9.10.  REGULATORY MATTERS.............................................44
SECTION 9.11.  REGULATORY TRANSFER FILINGS....................................44
SECTION 9.12.  ASSUMPTION BY THE BUYERS OF RESPONSIBILITY FOR SERVICE.........45
SECTION 9.13.  PURCHASE PRICE ALLOCATION......................................45


                                    ARTICLE X
                               GENERAL PROVISIONS

SECTION 10.01.  RADON.........................................................45
SECTION 10.02.  TIME IS OF THE ESSENCE........................................45
SECTION 10.03.  ENFORCEMENT OF AGREEMENT......................................46
SECTION 10.04.  APPLICABLE LAW; JURISDICTION AND VENUE........................46
SECTION 10.05.  NOTICE........................................................46
SECTION 10.06.  ASSIGNMENT AND JOINDER........................................48
SECTION 10.07.  AMENDMENTS AND WAIVERS........................................49
SECTION 10.08.  ENTIRE AGREEMENT..............................................50
SECTION 10.09.  TERMINATION EVENTS............................................50
SECTION 10.10.  EFFECT OF TERMINATION.........................................51
SECTION 10.11.  BUYERS' REPRESENTATIVE........................................52
SECTION 10.12.  SURVIVAL......................................................52
SECTION 10.13.  JOINT AND SEVERAL LIABILITY...................................52
SECTION 10.14.  COUNTERPARTS..................................................53


                                   APPENDICES

Appendix A      Florida Water Service Areas
Appendix B      Easements
Appendix C      Excluded Assets
Appendix D      Fee Parcels
Appendix E      Florida Water Contracts with Affiliates
Appendix F      Stranded Contracts
Appendix G      Form of Florida Water and Buyers' Legal Opinions
Appendix H      Governmental Authorizations
Appendix I      Proceedings

                           FIRST AMENDED AND RESTATED
                                 UTILITY SYSTEM
                           ASSET ACQUISITION AGREEMENT


     THIS FIRST AMENDED AND RESTATED UTILITY SYSTEM ASSET ACQUISITION AGREEMENT (THE "AGREEMENT") is made and entered into as of the 25th day of August, 2003, by and among, Hernando County, a political subdivision of the State of Florida
("Hernando"); the City of Marco Island, Florida, a municipal corporation organized under the laws of the State of Florida ("Marco Island"); the City of Palm Coast, a municipal corporation organized under the laws of the State of Florida ("Palm Coast"); Osceola County ("Osceola"); and the Florida Governmental Utility Authority (the "GUA"), a legal entity and public body created by Interlocal Agreement pursuant to section 163.01(7)(g), Florida Statutes; the City of Deltona, Florida, a municipal corporation organized under the laws of the State of Florida ("Deltona") (Hernando, Marco Island, Palm Coast, Osceola, GUA, and Deltona collectively referred to as the "Buyers") and Florida Water Services Corporation ("Florida Water"), a Florida corporation.

                              W I T N E S S E T H:

     WHEREAS, Florida Water owns utility assets which consist generally of potable water supply, treatment, storage, and distribution systems and wastewater collection, transmission, treatment, disposal and reuse systems which provide services to the service areas identified on APPENDIX A to this Agreement; and

     WHEREAS, Florida Water had no intention of selling its utility assets, but received the threat of condemnation or was served with lawsuits initiating condemnation actions against certain of its utility assets by various local governments throughout Florida with eminent domain power, which threats and lawsuits Florida Water determined were inadvisable to resist and would result in unreasonable and extensive time and expense to defend; and

     WHEREAS, in lieu of condemnation, Florida Water has agreed to negotiate an amicable resolution of the condemnation threats and lawsuits with respect to certain of its utility systems by entering into this Agreement; and

     WHEREAS, Buyers each agree that the Purchase Price set forth in this Agreement is intended to fulfill the requirement under Article X, Section 6, Eminent Domain, of the Florida Constitution to pay full compensation to Florida Water for the Facilities being acquired by the Buyers under the terms of this Agreement in lieu of the Buyers and members of GUA filing formal eminent domain proceedings, and accordingly each Buyer agrees (1) that Florida Water is entitled to retain all of the Purchase Price and all of the gain to Florida Water arising out of or resulting from the sale of the Purchased Assets, customers and customer revenue streams without sharing, allocation or refund of such gain to any third party , including but not limited to, the past, present or future customers of the Florida Water Facilities being transferred to Buyers under this Agreement and the past, present or future customers of the Florida Water Facilities retained by Florida Water (collectively "Florida Water Customers"), (2) with the principle that the Florida Water Customers have no claims to the Purchase Price and that no party, other than Florida Water, has any rights with respect to the Purchase Price and (3) that the Buyers would have to pay a higher Purchase Price if provisions related to Gain On Sale (defined herein)were not included in this Agreement; and

     WHEREAS, Florida Water is entering into this Agreement expressly and solely in reliance upon the Buyers' agreement and representations set forth in the preceding WHEREAS

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clause,  absent which,  Florida Water would not have agreed to the amount of the
Purchase Price set forth in this Agreement; and

     WHEREAS, Hernando desires to acquire the Facilities located in the service area identified on APPENDIX A-1 (the "Hernando System"); Marco Island desires to acquire the Facilities located in the service area identified on APPENDIX A-2 (the "Marco Island System"); Palm Coast desires to acquire the Facilities located in the service area identified on APPENDIX A-3 (the "Palm Coast System"; Osceola desires to acquire the Facilities located in the service area identified on APPENDIX A-4 (the "Osceola System"); the GUA desires to acquire the Facilities located in the service areas identified on APPENDIX A-5 (the "GUA Systems"); and Deltona desires to acquire the Facilities located in the service areas identified on APPENDIX A-6 (the "Deltona System"); and Florida Water has consented to sell those Facilities to the Buyers in lieu of condemnation of such assets.

     NOW, THEREFORE, in consideration of the foregoing recitals and the benefits to be derived from mutual promises, covenants, representations and agreements contained herein, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties to this Agreement do undertake, promise and agree for themselves, their permitted successors and assigns as follows:

                                    ARTICLE I

                          DEFINITIONS AND CONSTRUCTION

     SECTION 1.01. DEFINITIONS. As used in this Agreement, the following terms shall have the meanings as defined herein unless the context requires otherwise:

     "AFFILIATE" means (a) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with Florida Water; or

(b) any Person that holds a material interest in, or serves as a director, officer, partner, executor or trustee of Florida Water.

     "AGREEMENT"  means  this  Utility  System  Asset   Acquisition   Agreement,
including any amendments, supplements and appendices hereto executed and delivered in accordance with the terms hereof.

     "APPURTENANCES" means all privileges, rights, easements, hereditaments, and appurtenances owned by Florida Water for the benefit of the Fee Parcels, including all easements appurtenant to and for the benefit of any Fee Parcel (a "Dominant Parcel") for, and as the primary means of access between, the Dominant Parcel and a public way, or for any other use upon which lawful use of the Dominant Parcel for the purposes for which it is presently being used is dependent, and all rights existing in and to any streets, alleys, passages and other rights-of-way included thereon or adjacent thereto (before or after vacation thereof) and vaults beneath any such streets.

     "ASSUMED LIABILITIES" means those obligations assumed by Buyers or Buyers' Contractors at Closing and upon taking ownership of the Purchased Assets as set forth in Section 2.06 of this Agreement.

     "BEST EFFORTS" means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible, provided, however, that a Person required to use Best Efforts under this Agreement will not be thereby required to take actions that would result in a material adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions or to dispose of or make any change to its business, expend any material funds or incur any other material burden.

     "BONDS" has the meaning set forth in Section 4.01 of this Agreement.

     "BUSINESS DAY" means any day other than a Saturday, Sunday, or a day on which banking institutions in the State of Florida are authorized or obligated by law to close.

     "CLOSING" or "CLOSING DATE" has the meaning set forth in Section 9.01 of this Agreement. Where the context requires, Closing and Closing Date shall include Early Closing Date(s).

     "CONNECTION CHARGES" means the funds collected from new customers of the Utility System at or prior to initial connection as authorized by the Florida Water Tariffs to defray the cost of making utility services available. Connection Charges include capacity, main extension, allowance for funds prudently invested, guaranteed revenues or other charges paid for the availability of utility services.

     "CONTEMPLATED TRANSACTIONS" means all of the transactions contemplated by this Agreement.

     "EASEMENTS" means the easements listed on APPENDIX B-1 for the Hernando System; APPENDIX B-2 for the Marco Island System; APPENDIX B-3 for the Palm Coast System; APPENDIX B-4 for the Osceola System; APPENDIX B-5 for the GUA Systems; and APPENDIX B-6 for the Deltona System.

     "EFFECTIVE TIME" means 12:01 am. on the Closing Date.

     "ENCUMBRANCE" means any charge, claim, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

     "EXCLUDED ASSETS" means those Florida Water assets, properties and rights, both tangible and intangible, real and personal, which are not sold, conveyed or transferred to Buyers pursuant to this Agreement, including, but not limited to the Florida Water headquarters in Apopka, Florida and all billing systems, customer service systems, engineering systems, operations and maintenance systems, computer and other information systems located at the Apopka headquarters. The Excluded Assets shall also include the proceeds from any condemnation action filed against Florida Water prior to Closing. The Excluded Assets are listed on APPENDIX C.

     "FACILITIES"   means  (1)  the  Fee   Parcels,   (2)  the   Easements   and
Appurtenances, and (3) the Personal Property, but excluding the Excluded Assets.

     "FISCAL YEAR" means a fiscal year which begins on October 1 and ends on September 30.

     "FEE PARCELS" means those parcels of real property more particularly described in APPENDIX D-1 for the Hernando System; APPENDIX D-2 for the Marco Island System; APPENDIX D-3 for the Palm Coast System; APPENDIX D-4 for the Osceola System; APPENDIX D-5 for the GUA Systems; and APPENDIX D-6 for the Deltona System.

     "FLORIDA WATER CONTRACT" means any contract, promise, or undertaking with respect to the Utility System that is capable of being segregated to each or any of the Buyers: (a) under which Florida Water has or may acquire any rights or benefits; (b) under which Florida Water has or may become subject to any obligation or liability; or (c) by which Florida Water or any of the assets owned or used by Florida Water is or may become bound or are encumbered.

     "FLORIDA WATER TARIFFS" means all water and wastewater tariffs filed by Florida Water and approved by the Florida Public Service Commission or by a county regulatory authority and in effect on the Closing Date.

     "GAIN ON SALE" means the sharing, allocation or refund of Florida Water's economic gain on any utility system transfer.

     "GOVERNING DOCUMENTS" means the articles or certificate of incorporation and the bylaws of Florida Water.

     "GOVERNMENTAL AUTHORIZATION" means any consent, license, certificate of authorization, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

     "GOVERNMENTAL BODY" means any:
     (a) federal, state, local, municipal, or other government;
     (b) governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental powers ); or
     (c) body exercising any administrative, executive, judicial, quasi-judicial, legislative, police, regulatory or taxing authority or power.

     "GUA SYSTEM" means the systems included in the Utility Systems as shown on APPENDIX A-5 to include the Lee County System, Citrus County System and Charlotte County System. This term may be used to refer to these systems individually or collectively in this Agreement.

     "KNOWLEDGE" means (1) as to Florida Water, the actual knowledge of Florida Water's directors and officers, without the requirement of diligent inquiry and subsequent investigation, or (2) as to Buyers, the actual knowledge of Buyers' individual governing board members, administrative heads and contractors, engineers and advisors, without the requirement of diligent inquiry and subsequent investigation.

     "LEGAL REQUIREMENT" means any federal, state, local, municipal, or other constitution, law, ordinance, principle of common law, code, regulation, or statute.

     "ORDER" means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

     "ORDINARY COURSE OF BUSINESS" means an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person.

     "PERMITTED  REAL ESTATE  ENCUMBRANCES"  has its meaning  defined in Section
3.06 in this Agreement.

     "PERSON" means an individual, a statutorily authorized customer(s) representative, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

     "PERSONAL PROPERTY" means the personal property assets that are both (1) owned and used by Florida Water in the operation of the Utility System, and (2) located within the service areas identified in APPENDIX A.

     "PROCEEDING" means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

     "PSC" means the Florida Public Service Commission.

     "PURCHASED  ASSETS" means the asset being  acquired by Buyers as defined in
Section 2.02 below.

     "PURCHASE PRICE" means the payment to be made at Closing by Buyers to Florida Water for the Purchased Assets.

     "REAL PROPERTY" means the Fee Parcels.

     "SIGNATURE DATE" means July 24, 2003.

     "THIRD PARTY" means a Person that is not a party to this Agreement.

     "TITLE COMMITMENT" means one or more title insurance commitments with respect to the Fee Parcels in the aggregate amount not to exceed the Purchase Price, as provided herein, issued by Florida Water's attorney committing the Title Company to issue and deliver the Title Policies to Buyers upon compliance with the requirements stated in Schedule B, Section 1 thereof, subject to the terms and conditions contained therein.

     "TITLE  COMPANY"  means   Commonwealth  Land  Title  Insurance  Company,  a
Pennsylvania corporation.

     "TITLE POLICY" or "TITLE POLICIES" means one or more ALTA owner's policies of title insurance (10/17/92) (with Florida modifications) as provided in this Agreement, issued by the Title Company in accordance with the Title Commitment and which meets the requirements of Section 3.06 of this Agreement.

     "TRANSACTION COSTS" means the costs, fees and expenses incurred by the Buyers in connection with this transaction.

     "TRANSFER DOCUMENTS" has the meaning set forth in Section 9.08 of this Agreement.

     "UTILITY SYSTEM" means the Facilities located in the service areas identified on APPENDIX A, other than Excluded Assets.

     SECTION 1.02. CONSTRUCTION AND INTERPRETATION.

     (A) Words that indicate a singular number shall include the plural in each case and vice versa, and words that import a person shall include legal entities, firms and corporations.

     (B) The terms "herein," "hereunder," "hereby," "hereof," and any similar terms, shall refer to this Agreement; the term "heretofore" shall mean before the Signature Date; and the term "hereafter" shall mean on or after the Signature Date.

     (C) Words that reference only one gender shall include all genders.

     (D) This Agreement shall be construed as resulting from joint negotiation and authorship. No part of this Agreement shall be construed as the product of any one of the parties hereto.

     SECTION 1.03. INCORPORATION. Each party represents that the recitals set forth in this Agreement are true and correct as they pertain to each party and are incorporated herein and made a part of this Agreement. The Appendices hereto and each of the documents referred to therein are incorporated and made a part hereof in their entirety.

     SECTION 1.04. SECTION HEADINGS. Any headings preceding the texts of the several Articles, Sections or Appendices in this Agreement and any table of contents or marginal notes appended to copies hereof, shall be solely for the convenience of reference and shall neither constitute a part of this Agreement nor affect its meaning, construction or effect.

     SECTION 1.05 APPENDICES. Florida Water shall provide copies of Appendices to Buyers within twenty (20) days after the Signature Date. Within fifteen (15) days of Buyers' receipt of the Exhibits, Buyers shall each provide Florida Water with written notice of objection to an Exhibit, or part thereof. In the event of a timely objection by a Buyer, the parties shall have five (5) days to resolve the objection of that Buyer or, the Buyer giving timely notice may elect to terminate its participation in the Agreement, and the Agreement shall terminate as to that Buyer, or at the option of Florida Water, Florida Water may terminate the Agreement in its entirety. Upon a termination per the above, Florida Water and the affected Buyer(s) shall have no liability and no further obligation to each other under this Agreement. In the event that no timely objection is received, the Appendices delivered to Buyers shall be deemed to have been accepted by the parties as the Appendices to this Agreement.

                                   ARTICLE II

                           PURCHASE AND SALE OF ASSETS

     SECTION 2.01. PURCHASE AND SALE COVENANT. At Closing, each of the Buyers shall purchase from Florida Water and Florida Water shall sell and convey to each of the Buyers the part of the Utility System being acquired by such Buyer upon the terms and subject to the conditions set forth in this Agreement.

     SECTION 2.02. PURCHASED ASSETS.

     The Purchased Assets consist of any ownership interest which Florida Water has on the Signature Date or hereafter acquires until the Closing Date in the Utility Systems subject to the Closing, but do not include the Excluded Assets. Purchased Assets include, but are not limited to, any of the following that are part of the Utility System subject to the Closing:

         (1) All water and wastewater treatment plants, including reuse and reclaimed water wells, water supplies, wells, collection, transmission, and distribution system piping, pumping, and effluent and disposal facilities of every kind and description whatsoever including without limitation, all trade fixtures, leasehold improvements, licenses, lift stations, pumps, generators, controls, tanks, distribution, collection or transmission pipes or facilities, valves, meters, service connections, and all other physical facilities, appurtenances and property
                                       11
installations used in the operation of the Utility System, together with an assignment of all existing and assignable options to purchase real property and third party warranties that relate to completed or in progress construction, all as described in the Appendices hereto.

         (2) The Fee Parcels.

         (3) The Easements, together with any other easement rights possessed by Florida Water at Closing, whether identified prior to or after Closing.

         (4) The Governmental Authorizations.

         (5) The equipment, parts, tools, chemicals, office buildings, computer hardware and associated SCADA software located at the Fee Parcels (to the extent transferable without cost), office fixtures and other personal property owned by Florida Water and used exclusively in connection with the operation of the Utility System.

         (6) Customer deposits and interest earned thereon received by Florida Water up to and including the Closing Date.

         (7) Utility service fees due and payable on and subsequent to the Closing Date pursuant to lot installment sales contracts payable by third parties for the benefit of Florida Water.

         Florida Water will provide Buyers copies of current customer records, as-built surveys and water and wastewater plans, plats, engineering and other drawings, designs, blueprints, plans and specifications, maintenance and operating manuals, engineering reports, calculations, studies, non-corporate accounting, and non-corporate business records, in each case, controlled by or in the possession of Florida Water that relate exclusively to the description and operation of the Utility System.

     SECTION 2.03. EXCLUDED ASSETS. Notwithstanding any other provision of this Agreement, Purchased Assets do not include the Excluded Assets.

     SECTION 2.04.  PURCHASE PRICE.

     The Purchase Price for the Purchased Assets comprises the aggregate of the following individual purchase prices for each identified utility system:

         1.  Palm Coast System                  $82,772,934
         2.  Marco Island System                $85,313,143
         3.  Osceola System                     $38,070,835
         4.  Hernando System                    $35,574,025
         5.  GUA Systems
             a.  Citrus System                  $16,058,337
             b.  Lee System                     $34,503,538
             c. Charlotte System                 $3,753,122
         6.  Deltona System                     $59,478,752
                                                -----------

     The Purchase Price shall be due and payable by the respective Buyers to Florida Water in immediately available funds at Closing by wire transfer pursuant to wire instructions to be provided by Florida Water at or prior to Closing.

     SECTION 2.05. THIS SECTION INTENTIONALLY LEFT BLANK.

     SECTION 2.06. ASSUMED LIABILITIES.

     (A) On the Closing Date, but effective as of the Effective Time, each of the Buyers shall assume and agree to discharge only the following liabilities of Florida Water related to such part of the Utility System being acquired by such Buyer (the "Assumed Liabilities"):

         (1) any liability to Florida Water's customers (other than (a) accounts payable and (b) any liability arising out of or relating to a breach of contract that occurred prior to the Effective Time) incurred by Florida Water in the Ordinary Course of Business;

         (2) any liability arising after the Effective Time under the Florida Water Contracts (other than any liability arising out of or relating to a breach that occurred prior to the Effective Time); any liability of Florida Water arising after the Effective Time under any Florida Water Contract that is entered into by Florida Water after the Signature Date in the Ordinary Course of Business (or, as to any Florida Water Affiliate, subject to Buyer approval, which approval shall not be unreasonably withheld,) or in accordance with the provisions of this Agreement (other than any liability (excluding the liabilities referenced in Section 8.04 hereof) arising out of or relating to a breach that occurred prior to the Effective Time). Florida Water represents that, to the best of its Knowledge, APPENDIX "E" is an accurate and complete listing of material Florida Water Contracts with its Affiliates;

         (3) any liability of Buyers under this Agreement or any other document executed in connection with the Contemplated Transactions;

         (4) any liability of Buyers based upon Buyers' acts or omissions occurring after the Effective Time; and

         (5) any liability arising from or related to the operation of the Utility System after the Closing (other than any liability arising out of or relating to a breach of this Agreement that occurred prior to the Effective
Time), whether entered into prior to the Closing Date by Florida Water or after the Closing Date by Buyers.

         Notwithstanding the foregoing, even if included in the foregoing, the following shall not constitute Liabilities assumed by Buyers and, therefore, not be included in the term

"Assumed Liabilities": (1) any liability arising out of or relating to any employee grievance whether or not the affected employees are hired by Buyers based on actual or alleged acts or omissions of Florida Water prior to the Effective Time, (2) any liability of Florida Water arising out of or resulting from any Proceeding pending as of the Effective Time that is not required to be dismissed under Section 4.04, (3) any liability of Florida Water arising out of any Proceeding commenced after the Effective Time and arising out of or relating to any occurrence or event happening prior to the Effective Time to the extent that the such Proceeding relates to Florida Water's actions or inactions prior thereto, (4) any liability for Florida Water's performance of its obligations hereunder, (5) any liability of Florida Water based upon Florida Water's acts or omissions occurring after the Effective Time, and (6) (i) liabilities under system-wide contracts the obligations of which cannot be allocated to the separated Utility Systems (Stranded Contracts) sold hereunder as set forth in APPENDIX F, (ii) any refundable advances between Florida Water and Florida Water Affiliates; and (iii) any refundable advances with third parties which accelerate and are due upon a sale of any Utility System.

     (B) By assuming any agreement or liability hereunder, the Buyers do not waive rights of sovereign immunity, the right to exercise its police powers in the operation of each Utility System, the right to adjust rates and charges, including Connection Charges, in such amounts as may from time to time be established by the Buyers, and the Buyers' obligations to apply ordinances, policies and practices in a non-discriminatory manner for each Utility System.

     SECTION 2.07. VOLUSIA COUNTY CONTINGENCY.

     In the event Volusia County breaches the so-called "stand-down" Agreement dated August 18, 2003 between Volusia County and Florida Water ("Stand-Down Agreement"), Florida Water may elect to terminate this Agreement with regard to the Deltona System only. In that event, Deltona and Florida Water shall have no liabilities and no further obligations to each other under this Agreement.

     SECTION 2.08. LEASED VEHICLES. The Buyers acknowledge that certain rolling stock utilized by Florida Water in the operation of the Utility System are leased from entities that will not consent to assignment of such leases to the Buyers, and that such rolling stock is therefore not included in the Purchased Assets. Accordingly, the Buyers shall have thirty (30) days after the Signature Date to identify which, if any, of such leased vehicles the Buyers requests be acquired by Florida Water from the leasing entities and transferred to the Buyers at Closing. For each such leased vehicle so identified by the Buyers, Florida Water will provide Buyers with a buy-out cost from the leasing entities for approval by the Buyers. For each leased vehicle buy-out approved by the Buyers, such leased vehicle shall be acquired by Florida Water at Closing and transferred to the Buyers. The Buyers shall reimburse Florida Water at Closing for the acquisition cost of each leased vehicle approved by the Buyers.

     SECTION 2.09. AS IS PURCHASE

     Except as expressly provided herein, the purchase of assets under this Agreement is "AS IS" and there are no representations, covenants, warranties or retention and assumption of liabilities other than those specifically set forth in this Agreement, including but not limited to, any representations, covenants, warranties or retention and assumption of liabilities in respect to environment matters.

                                   ARTICLE III

                              DUE DILIGENCE ISSUES

     SECTION 3.01. PROVISION OF INFORMATION BY FLORIDA WATER.

     (A) Florida  Water has provided or will provide to the Buyers within thirty
(30) days of the Signature Date (1) an inventory updated through at least March 1, 2003, of equipment, parts, computer equipment and other personal property used by Florida Water in connection with the operation of the Utility System to be conveyed to the Buyers; and (2) copies of current tariffs applicable to the Utility System setting forth the most current schedule of rates, fees and charges that Florida Water is authorized to impose by appropriate regulatory authorities.

     (B) Florida Water shall cooperate with the Buyers in providing updated information and access to the Utility System to Buyers' Contractors, engineers and advisors as necessary to complete financial, engineering, environmental and legal due diligence.

     (C) Florida Water shall make any existing plats, surveys, plans or specifications for the Utility System in Florida Water's possession available to the Buyers, or its representatives, for inspection during normal business hours upon reasonable notice.

     (D) Florida Water shall cooperate with the Buyers' Contractors, engineers and advisors in providing information requested which is reasonably necessary to issue and sell the Bonds, including any information required by applicable securities laws.

     SECTION 3.02. FINANCIAL DUE DILIGENCE. The Buyers are relying upon their own financial due diligence investigation in entering into this Agreement.

     SECTION 3.03. ENGINEERING AND ENVIRONMENTAL DUE DILIGENCE. Buyers are relying upon their own engineering and environmental compliance due diligence investigation in entering into this Agreement.

     SECTION 3.04. LEGAL DUE DILIGENCE. Buyers are relying upon their own legal due diligence investigation in entering into this Agreement.

     SECTION 3.05. DUE DILIGENCE DETERMINATIONS.

     (A) Based upon the results of the due diligence investigations conducted pursuant to Sections 3.02, 3.03, and 3.04 of this Agreement, the Buyers have waived any defects that were revealed or should have been revealed through the due diligence investigations.

     (B) Except as otherwise specified herein, no payment shall be due from Florida Water and no reductions in the Purchase Price will be made for deficiencies of the Purchased Assets. Except as otherwise specified herein, Florida Water shall have no obligations or liabilities to the Buyers with respect to the condition of the Purchased Assets after Closing.

     SECTION 3.06. CURRENT EVIDENCE OF TITLE.

     (A) Florida Water will furnish to each Buyer within forty-five (45) days after the Signature Date, at Florida Water's expense, from Commonwealth Land Title Insurance Company (the "Title Insurer"):

         (1) a title commitment or title commitments issued by the Title Insurer to insure title to each parcel listed therein in the aggregate amount of the Purchase Price naming Buyers as the proposed insureds and having the effective dates as set forth therein, wherein the Title Insurer will have agreed to issue an ALTA form owner's title insurance policy 1992 (10-17-92) with Florida modifications (collectively the "Title Commitment"); and

         (2) copies of all recorded documents listed as special Schedule B-2 exceptions thereunder (the "Recorded Documents").

     (B) The Title Commitment shall include the Title Insurer's requirements for issuing its title policy, which requirements shall be met by Florida Water as provided in Section 3.06(E) on or before the Closing Date (including those requirements that must be met by releasing or satisfying monetary Encumbrances, but excluding Encumbrances that will remain after Closing as agreed to by the Buyers and those requirements that are to be met solely by the Buyers).

     (C)  If  any  of  the  following  shall  occur   (collectively,   a  "Title
Objection"):

         (1) The Title Commitment or other evidence of title or search of the appropriate real estate records discloses that any party other than Florida Water has title to the insured estate covered by the Title Commitment;

         (2) any title exception is disclosed in Schedule B to any Title Commitment that is not one of the Permitted Real Estate Encumbrances; or

         (3) any current survey discloses any matter that Buyers reasonably believe could materially and adversely affect Buyers' material use and enjoyment of the Fee Parcels described therein; then Buyers shall notify Florida Water in writing ("Buyers' Notice") of such matters within thirty (30) days prior to the Closing Date.

     (D) Florida Water shall use its Best Efforts to cure each Title Objection and take all steps required by the Title Insurer to eliminate each Title Objection as an exception to the Title Commitment. Any Title Objection that the Title Company is willing to insure over on terms acceptable to Florida Water and the Buyers is herein referred to as an "Insured Exception." The Insured Exceptions, together with any title exception or matters disclosed by any survey and not objected to by the Buyers in the manner aforesaid shall be deemed to be acceptable to Buyers.

     (E) Florida Water shall use its Best Efforts to comply with the requirements of Schedule B Section 1 of the Title Commitment. At the Closing, Florida Water shall identify any Schedule B Section 1 requirements that cannot be satisfied as of the Closing. Florida Water and the Buyers shall agree on a post-Closing process to satisfy these requirements (the "Post-Closing

Schedule B Requirements"). Florida Water shall indemnify the Buyers as to all Post-Closing Schedule B requirements that are not satisfied in accordance with the agreed upon post-Closing process. The Buyers shall cooperate with Florida Water in satisfying the Post-Closing Schedule B requirements, including, but not limited to, exercise of eminent domain powers if requested by Florida Water (with Florida Water to bear the expense of any such eminent domain action).

     (F) The Buyers shall have the right, but not the obligation, to do such surveys on the Real Property as Buyers desire. Surveys done pursuant to this Section shall be at the sole cost and expense of the Buyers.

     (G) In the event that the Buyers would like to have any standard survey exceptions deleted or modified in the Title Policy, the Buyers shall deliver to Florida Water's attorneys, not later than thirty (30) days prior to the Closing Date, properly certified and current original surveys of the specified fee parcels which comply with Section 627.7842(1)(a), Florida Statutes. As to each such survey timely delivered by Buyers, Florida Water shall include in the title policy a "blanket exception" as to the applicable fee parcel/survey (i.e, As to parcel _______, all matters which appear on the survey by ______, P.L.S. dated __________.")

     (H) "Permitted Real Estate Encumbrances" shall include, in addition to the other matters provided herein, any Notices of Commencement which pertain to ongoing construction projects of Florida Water, provided Florida Water agrees to indemnify Buyers from same at Closing.

     (I) Notwithstanding anything in this Agreement to the contrary, Title Commitments or title insurance with respect to Fee Parcels for extraterritorial properties located outside the corporate limits of Palm Coast and Marco Island may require evidence from Buyers satisfactory to the Title Insurer of such Buyer's authority to acquire said Fee Parcels, and Buyers shall accept any exception from coverage for any claim based on a failure of such authority as determined by the Title Insurer.

     SECTION 3.07. ENVIRONMENTAL PROVISIONS

     (A) For purposes of this Section: (1) "Hazardous Materials" shall mean any substance or material regulated by any federal, state or local governmental entity under any Environmental Law as a hazardous material, hazardous substance, hazardous waste, pollutant, contaminant, toxic waste, toxic substance or words of similar import, including petroleum and petroleum products, by-products or breakdown products, but excluding mold and other biological contaminants, asbestos, asbestos containing materials, lead paint, insulating materials, paints and coatings applied to building surfaces and equipment, and other building and construction materials, whether or not toxic (collectively, "Building Substances"); (2) "Environmental Laws" shall mean any statute, law, regulation, ordinance, injunction, judgment, order, or other decree of any governmental authority pertaining to the protection of the environment, including the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Federal Water Pollution Control Act, the Oil Pollution Act of 1990, Toxic Substances Control Act, and any comparable state statute, law, regulation, ordinance, injunction, judgment, order, or other decree, but excluding any statute, law, regulation, ordinance, injunction, judgment, order, or other decree of any governmental authority pertaining to Building Substances.

     (B) Florida Water has no Knowledge of any material non-compliance with any Environmental Law or material liability under any Environmental Law. For purposes of this Section, "material" shall mean any matter reasonably expected to result in the expenditure of over one hundred thousand dollars ($100,000) to correct the non-compliance or satisfy the liability.

     (C) Buyers have performed assessments as they have deemed appropriate, including Phase I Environmental Assessments pursuant to applicable ASTM standards and Phase II Environmental Assessments for recognized environmental concerns identified in the Phase I Environmental Assessments. Buyers shall be responsible for the costs to remediate environmental concerns that are or should have been identified in the Phase I and Phase II Assessments.

                                   ARTICLE IV

                            OTHER PRECLOSING MATTERS

     SECTION 4.01. ISSUANCE OF BONDS.

     Each Buyer intends to individually issue revenue Bonds (the "Bonds") to pay the Transaction Costs and the Purchase Price for such Buyer's Utility System as set forth in Section 2.04 of this Agreement. The Buyers' obligation to close the Contemplated Transactions in this Agreement shall be and is expressly conditioned upon the issuance of such Bonds. In the event any of the Buyers in good faith determine that its Bonds cannot be delivered on a date that permits the Closing to occur on or prior to December 8, 2003, such Buyer shall immediately notify Florida Water in writing of such determination, with such notice setting forth in reasonable detail the bases upon which such determination was made. Upon receipt of such notice, Florida Water shall have the option of canceling this Agreement as to: (1) any of the Utility Systems for which Bonds cannot be delivered; or (2) all Utility Systems; provided, however, that Florida Water shall have the right to elect to proceed to Closing on the sale of such Utility Systems for which Bonds can be delivered. As to any Utility System for which Florida

Water has exercised its right to terminate this Agreement, such Buyer and Florida Water shall have no liabilities and no further obligations to each other under this Agreement.

     SECTION 4.02. TRANSITION SERVICES. On or before forty-five (45) days after the Signature Date, the Buyers and Florida Water will enter into a contract delineating cooperation for certain services to be provided by Buyers to assist Florida Water in the operation of its systems not sold under this Agreement, and ownership transition and the transition services, if any, to be provided by Florida Water following the Closing (the "Transition Agreement"). It is understood and agreed between the parties that immediately upon the signing of this Agreement by Florida Water, Florida Water shall give the Buyers access to Florida Water's Facilities, records and computer systems and Florida Water employees shall cooperate with the Buyers to facilitate the transition to the Buyers' ownership and operation of the Purchased Assets.

     SECTION 4.03. PRE-CLOSING APPROVALS

     (A) Within ninety (90) days from the date of approval of this Agreement by Palm Coast, Palm Coast shall obtain the written consent of the governing regulatory body in Flagler County to Florida Water's application for transfer of the Utility System in Flagler County (the "Flagler County Consent"), which consent must remain in effect through the Closing Date. In the event that Palm Coast has not timely obtained the Flagler County Consent, Florida Water may (1) terminate this Agreement in total, (2) terminate this Agreement as to Palm Coast only; or (3) waive this requirement and proceed to Closing.

     (B) Within forty-five (45) days from the Signature Date, the GUA shall obtain the written consent of each Governmental Body within which the GUA Systems are located to the GUA's acquisition of the GUA Systems (the "GUA System Consents"), which consents must remain in effect through the Closing Date. In the event that the GUA has not timely obtained all of the GUA County Consents, Florida Water may (1) terminate this Agreement in total, (2) terminate this Agreement as to the GUA only; (3) delete any or all of the GUA Systems for which the GUA has not obtained consent from the Purchased Assets to be acquired by the GUA under this Agreement; or (3) waive this requirement and proceed to Closing.

     (C) In the event that any of the Governmental Bodies within which the GUA Systems are located determine not to consent to the GUA acquisition of such part of the GUA Systems, and requests to join in on this Agreement as a direct purchaser of such part of the GUA Systems from Florida Water, the Buyers shall consent to such joinder. Florida Water shall have the sole discretion to determine whether to permit such a joinder, and shall have the sole right to negotiate the purchase price for such part of the GUA Systems with the requesting government.

     (D) Within ninety (90) days from the date of approval of this Agreement by Marco Island, Marco Island shall obtain the written consent of the governing body in Collier County to Florida Water's application for transfer of the Utility System in Collier County (the "Collier County Consent"), which consents must remain in effect through the Closing Date. In the event that Marco Island has not timely obtained the Collier County Consent, Florida Water may (1) terminate this Agreement in total, (2) terminate this Agreement as to Marco Island only; or (3) waive this requirement and proceed to Closing.

     (E) Within one hundred twenty (120) days from the date of approval of this Agreement by Osceola, Osceola shall obtain an order from the PSC approving Osceola's acquisition of the Utility System in Osceola County (the "Osceola PSC Consent"), which consents must remain in effect through the Closing Date. In the event that Osceola has not timely obtained the Osceola PSC Consent, Florida Water may (1) terminate this Agreement in total, (2) terminate this Agreement as to Osceola only; or (3) waive this requirement and proceed to Closing.

     (F) Within one hundred twenty (120) days from the date of approval of this Agreement by GUA, GUA shall obtain an order from the PSC approving GUA's acquisition of the GUA Systems (the "GUA PSC Consents"), which consents must remain in effect through the Closing Date. In the event that GUA has not timely obtained the GUA PSC Consents, Florida Water may (1) terminate this Agreement in total, (2) terminate this Agreement as to GUA only; or (3) waive this requirement and proceed to Closing.

     (G) Within ninety (90) days from the date of approval of this Agreement by Hernando, Hernando shall obtain the written consent of the Hernando County Regulatory body to Hernando's acquisition of the Utility System in Hernando County (the "Hernando County Consent"), which consent must remain in effect through the Closing Date. In the event that Hernando has not timely obtained the Hernando County Consent, Florida Water may (1) terminate this Agreement in total, (2) terminate this Agreement as to Hernando only; or (3) waive this requirement and proceed to Closing.

     (H) Within ninety (90) days from the date of approval of this Agreement by GUA, GUA shall deliver to Florida Water a certified statement evidencing that Citrus County has obtained the written consent of the Citrus County Regulatory body to Citrus County's acquisition of the Utility System in Citrus County (the "Citrus County Consent"), which consents must remain in effect through the Closing Date. In the event that Citrus County has not timely obtained the Citrus County Consent, Florida Water may (1) terminate this Agreement in total, (2) terminate this Agreement as to Citrus County only; or (3) waive this requirement and proceed to Closing.

     (I) Within one hundred twenty (120) days from the date of approval of this Agreement by Deltona, Deltona shall obtain an order from the PSC approving Deltona's acquisition of the Utility System in Volusia County (the "Deltona PSC Consent"), which consent must remain in effect through the Closing Date. In the event that Deltona has not timely obtained the Deltona PSC Consent, Florida Water may (1) terminate this Agreement in total, (2) terminate this Agreement as to Deltona only; or (3) waive this requirement and proceed to Closing.

     (J) Within forty-five (45) days of the Signature Date, the Contemplated Transactions shall be formally approved by the governing body of each Buyer following a public hearing conducted pursuant to law; provided that, as to Deltona, the forty-five (45) day period shall run from the date of the Stand-Down Agreement (as defined herein). In the event the governing body of a given Buyer does not approve the transaction, this Agreement will terminate as to that Buyer and, at the option of Florida Water, may terminate in its entirety, with no future obligation on the part of the parties affected by such termination.

     SECTION 4.04. DISMISSAL OF LEGAL PROCEEDINGS.

     (A) Within 3 days after Closing, each Buyer participating in such Closing shall: (i) dismiss with prejudice any and all complaints, claims, lawsuits and/or regulatory proceedings pending against Florida Water and/or the Florida Water Services Authority; (ii) dismiss with prejudice any and all complaints claims, lawsuits and/or regulatory proceedings related in any way to the sale of Florida Water's Assets; and (iii) use Best Efforts to secure written confirmation from any county regulatory body with jurisdiction over the Florida Water assets purchased by the Buyer that such county regulatory body has dismissed or closed any formal or informal investigation or inquiry concerning such assets or Florida Water's operation thereof.

With respect to regulatory proceedings dismissed per the preceding sentence, dismissal with prejudice means that no future regulatory proceedings can be initiated which relate to matters addressed in the dismissed proceeding. For the GUA Closing, the GUA shall provide evidence that each Governmental Body within which the GUA Systems are located shall comply with the requirements of this Section. This includes, without limitation, dismissal by Charlotte County of its litigation against Florida Water.

     (B) Within 3 days after each Buyer has secured dismissal all of the legal proceedings described in Section A related to that Buyer's acquisition, Florida Water will dismiss with prejudice any and all complaints, claims, lawsuits and/or regulatory proceedings pending against such Buyer that has secured dismissal of all legal proceedings described to in Section A. Notwithstanding the previous sentence, in response to a Person bringing a claim against Florida Water relating to low pressure issues in Hernando County, Florida Water reserves the right to maintain current and bring new claims, counter-claims, cross-claims or lawsuits against Hernando County.

     (C) Following execution and delivery of this Agreement by Florida Water, each party shall agree to hold all proceedings affected by this Section 4.04 in abeyance until Closing and dismissal.

                                    ARTICLE V

             CONDITIONS PRECEDENT TO THE BUYERS' OBLIGATION TO CLOSE

     The Buyers' obligation to purchase the Purchased Assets and to take the other actions required to be taken by the Buyers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Buyers, in whole or in part).

     SECTION 5.01. FLORIDA WATER'S PERFORMANCE. All of the covenants and obligations that Florida Water is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects.

     SECTION 5.02. ADDITIONAL DOCUMENTS. Florida Water shall have caused the documents and instruments required by this Agreement and the following documents to be delivered (or made available ) to the Buyers:

     (A) The articles of incorporation and all amendments thereto of Florida Water, duly certified as of a recent date by the Secretary of State;

     (B) A legal opinion in  substantially  the form attached in APPENDIX G; and

     (C) Such other documents as the Buyers may reasonably request for the purpose of:

         (1) evidencing the performance by Florida Water of, or the compliance by Florida Water with, any covenant or obligation required to be performed or complied with by Florida Water;

         (2) evidencing the satisfaction of any condition referred to in this Article; or

         (3) evidence showing the release of all liens, security interests, and other encumbrances other than Permitted Encumbrances (but excluding any Permitted Encumbrances that encumber the Purchased Assets held by any entity which has provided or may provide financing to Florida Water).

     SECTION 5.03. NO CONFLICT. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly, materially contravene or conflict with or result in a material violation of or cause the Buyers or any Related Person of the

Buyers to suffer any material adverse consequence under (a) any applicable Legal Requirement or Order, or (b) any valid Legal Requirement or Order that has been entered by any Governmental Body.

                                   ARTICLE VI

           CONDITIONS PRECEDENT TO FLORIDA WATER'S OBLIGATION TO CLOSE

     Florida Water's obligation to sell the Purchased Assets and to take the other actions required to be taken by Florida Water at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Florida Water in whole or in part):

     SECTION 6.01. THE BUYERS' PERFORMANCE. All of the covenants and obligations that the Buyers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been performed and complied with in all material respects.

     SECTION 6.02. ADDITIONAL DOCUMENTS. Each of the Buyers shall have caused a legal opinion in the form set forth in APPENDIX G to be supplied and the documents and instruments required by this Agreement and the following documents to be delivered or made available such other documents as Florida Water may reasonably request for the purpose of:

     (A) evidencing the performance by the Buyers of, or the compliance by the Buyers with, any covenant or obligation required to be performed or complied with by the Buyers; or

     (B) evidencing the satisfaction of any condition referred to in this Article.

     SECTION 6.03. NO INJUNCTION. There shall not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the consummation of the

Contemplated Transactions, and (b) has been adopted or issued, or has otherwise become effective, since the Signature Date.

                                   ARTICLE VII

                   COVENANTS OF FLORIDA WATER PRIOR TO CLOSING

     SECTION 7.01. ACCESS AND INVESTIGATION. Between the Signature Date and the Closing Date, and upon reasonable advance notice received from the Buyers and subject to any applicable confidentiality obligations, Florida Water shall (a) afford the Buyers and Buyers' representatives and prospective lenders, underwriters, and their representatives (collectively, "Buyer Group") full and free access, during regular business hours, to Florida Water's personnel, properties (including subsurface testing), contracts, Governmental Authorizations, books and Records and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of Florida Water; (b) furnish the Buyer Group with copies of all such contracts, Governmental Authorizations, books and Records and other existing documents and data as the Buyer Group may reasonably request; (c) furnish the Buyer Group with such additional financial, operating and other relevant data and information as the Buyer Group may reasonably request; (d) provide access for conducting environmental site assessments; and (e) otherwise cooperate and assist, to the extent reasonably requested by the Buyer Group, with the Buyer Group's investigation of the properties, assets and financial condition related to Florida Water. In addition, Buyers shall have the right to have the Real Property and Personal Property inspected by Buyer Group, at the Buyers' sole cost and expense, for purposes of determining the physical condition and legal characteristics of the Real Property and Personal Property. In the event subsurface or other destructive testing is recommended by any of the Buyer Group, the Buyers shall be permitted to have the same performed with the prior consent of Florida Water, which shall not be unreasonably withheld.

     SECTION 7.02. OPERATION OF THE BUSINESS OF FLORIDA WATER.

     Between the Signature Date and the Closing, Florida Water:

     (A) shall conduct its business in the Ordinary Course of Business;

     (B) shall confer with the Buyers prior to implementing operational decisions relating to the Utility System of a material nature;

     (C) shall maintain the Purchased Assets in a state of repair and condition that complies with Legal Requirements and is consistent with the requirements and normal conduct of Florida Water's business;

     (D) shall comply with all Legal Requirements and contractual obligations applicable to the operations of Florida Water's business;

     (E) shall cooperate with the Buyers and shall assist the Buyers in identifying the Governmental Authorizations required by the Buyers to operate the business from and after the Closing Date and either transferring existing Governmental Authorizations of Florida Water to the Buyers, where permissible, or assisting the Buyers in obtaining new Governmental Authorizations for the Buyers;

     (F) upon request from time to time, shall execute and deliver all documents, shall make all truthful oaths, testify in any Proceedings and do all other acts that may be reasonably necessary to consummate the Contemplated Transactions, all without further consideration; and

     (G) shall maintain all books and Records of Florida Water relating to Florida Water's business in the Ordinary Course of Business.

     SECTION 7.03. NEGATIVE COVENANT. Except as otherwise expressly permitted herein, between the Signature Date and the Closing Date, Florida Water shall not without the prior written consent of an affected Buyer which shall not be unreasonably withheld and which shall be promptly acted upon by such Buyer, (a) make any material modification to any Governmental Authorization that relate to the Purchased Assets; or (b) allow the levels of raw materials, supplies or other materials included in the Purchased Assets to vary materially from the levels customarily maintained.

     SECTION 7.04. REQUIRED APPROVALS. Florida Water shall make the reasonably required filings necessary to be made by it in order to consummate the Contemplated Transactions. Florida Water also shall cooperate with the Buyers and their Representatives with respect to all filings that the Buyers elect to make or, pursuant to Legal Requirements, shall be required to make in connection with the Contemplated Transactions. Florida Water also shall cooperate with the Buyers and their Representatives in obtaining all consents.

     SECTION 7.05. NOTIFICATION. Between the Signature Date and the Closing, Florida Water shall promptly notify the Buyers and Buyers shall promptly notify Florida Water in writing if any of them becomes aware of (a) any fact or condition that causes or constitutes a Breach of the Agreement or (b) the occurrence after the Signature Date of any fact or condition that would or be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a Breach of the Agreement. During the same period, Florida Water also shall promptly notify the Buyers of the occurrence of any Breach of any covenant of Florida Water in this Article VII or of the occurrence of any event that may make the satisfaction of the conditions in Article V impossible or unlikely.

     SECTION 7.06. PAYMENT OF LIABILITIES. Florida Water shall pay or otherwise satisfy in the Ordinary Course of Business all of its Liabilities and obligations as they come due.

                                  ARTICLE VIII

                             COVENANTS OF THE BUYERS

     SECTION 8.01. REQUIRED APPROVALS. As promptly as practicable after the Signature Date, the Buyers shall make, or cause to be made, all filings required by Legal Requirements to be made by it to consummate the Contemplated Transactions. The Buyers also shall cooperate, and cause its Related Persons to cooperate, with Florida Water with respect to all filings Florida Water shall be required by Legal Requirements to make.

     SECTION 8.02. CERTAIN REGULATORY PROCEEDINGS. In the event that a Person initiates a docket, investigation, complaint, claim, lawsuit, objection or other inquiry relating to or arising out of an issue of sharing, allocation or refund of Florida Water's economic gain on any or all of the Utility System transfers contemplated by this Agreement ("Gain on Sale Inquiry"), whether initiated before or after the Closing of the Contemplated Transactions, each Buyer shall promptly request to intervene in any Gain on Sale Inquiries which relate to their Utility System and actively oppose the imposition of any such sharing, allocation or refund of any such economic gains with or to Florida Water's customers, past, present and future, or the imposition of any similar liabilities or burdens upon Florida Water, its customers or its affiliates in connection therewith, based upon the recitals in the fourth "WHEREAS" clause of this Agreement, which each Buyer hereby represents to be accurate and true, and based upon such other grounds as may reasonably be advanced.

     SECTION 8.03. LEGAL OPINIONS. Within 30 days of the Signature Date of this Agreement by Florida Water, Marco Island, Deltona and Palm Coast shall each cause its outside legal counsel acceptable to Florida Water to deliver to Florida Water a legal opinion acceptable to Florida Water stating that it has extraterritorial power under the Florida Constitution and the laws of Florida to acquire Florida Water's utility assets outside its boundaries.

     SECTION 8.04. HERNANDO OBLIGATION. Florida Water and Hernando recognize that there are concerns regarding water pressure in the Hernando System that could affect service to current customers and the ability of the Hernando System to provide service to future customers. The purchase price for the Hernando System reflects in part the retention by Hernando of capital monies to remedy these water pressure concerns that would otherwise have been paid to Florida Water as additional purchase price. Accordingly, as material consideration for Florida Water agreeing to sell the Hernando System for the Purchase Price set forth in this Agreement, Hernando County covenants that after the Closing Hernando County shall assume service obligations to all persons desiring utility service within the utility service area for the Hernando System and Hernando County agrees that post-Closing it will be responsible for resolving any low pressure concerns. Hernando County covenants to use its Best Efforts and all diligence after Closing to remedy the Hernando System water pressure problems, for which time is of the essence.

     SECTION 8.05. FLORIDA WATER EMPLOYEES.

     (A) No later than 5:00 p.m. on the day which is forty-five (45) days after the Signature Date or 70 days before Closing Date, whichever is earlier, each Buyer shall deliver to Florida Water a written list of all Florida Water's employees to whom the Buyers will offer employment upon Closing. Florida Water shall be responsible for payment of all wages, salaries and benefits accrued and payable to individuals employed by Florida Water through the Effective Time and the Buyers shall be responsible for payment of all wages, salaries and benefits relating to the period commencing on and from the Effective Time. If required, Florida Water and the Buyers will comply with the notice requirements under the Worker Adjustment Retraining and Notification Act ("WARN Act"), or any similar federal, state or local legislation with respect to such employee matters. It is expressly understood and agreed that the Buyers shall not be responsible or liable, directly or indirectly, for payment of any benefits, severance liability, compensation, pay or other obligations, of whatever nature, due or alleged to be due to any employee attributable to any time period up to or as a result of Closing. It is expressly understood and agreed that Florida Water is not and shall not be responsible or liable, directly or indirectly, for payment of any benefits, severance, liability, compensation, pay or other obligations, of whatever nature, due or alleged to be due any employee attributable to any time period upon or after Closing.

     (B) The Buyers shall hire, or shall cause to be hired, as of the Closing Date, all employees designated on the list referred to in Section 8.05 for at least one year after Closing at rates of wages or salary comparable to those being paid by Florida Water on the Signature Date, including any employees on the list who are on short-term disability, and shall provide employee benefits to such employees comparable to those offered by Florida Water, provided, however, that each of the Buyers shall retain the right at all times after the first anniversary of Closing to determine its own staffing needs, personnel policies and employment practices with regard to such employees. Employees and any managerial personnel who accept employment with the Buyers as of, or within sixty (60) days following the Closing Date shall hereinafter be referred to as "Transitioned Employees." The Buyers shall provide for group health coverage for the Transitioned Employees and their dependents comparable to the health insurance currently provided by Florida Water with no waiting period for eligibility or entry into the plan and no exclusion or limitation for preexisting conditions currently covered for such Transitioned Employee under Florida Water's health insurance plan. If within twelve (12) months after the Closing Date, any Transitioned Employee is terminated (for any reason other than for cause), the terminated Transitioned Employee shall continue to be paid such wages or salary which the Transitioned Employee would have received if the Transitioned Employee had remained employed for twelve (12) months after the Closing Date.

                                   ARTICLE IX

                       CLOSING PROCEDURES AND ADJUSTMENTS

     SECTION 9.01. CLOSING DATE AND PLACE. The closing shall be held at such place or offices designated by Florida Water in the Orlando area and on such date on or before December 8, 2003, as mutually agreed among the parties (the "Closing" or "Closing Date"). With respect to any Contemplated Transaction not closed as of the Closing Date, Florida Water and the remaining Buyers will continue to use all reasonable efforts to close at the earliest practicable date, subject to the rights to terminate in Sections 10.09 and 4.03. Except as set forth herein, no extension of the Closing Date shall modify any of the other deadlines set forth in this Agreement unless specifically noted in a written extension executed in accordance with the terms of this Section. Any Buyer that desires to Close prior to the Closing Date may submit a written request to Florida Water to close the transaction with respect to such Buyer at an earlier date than the Closing Date ("Early Closing Date"). Florida Water, in its sole discretion, may elect to agree to the Early Closing Date with respect to any particular Buyer, or may elect to retain the Closing Date for such Buyer. Florida Water's determination to agree to an Early Closing Date as to a particular Buyer shall not obligate Florida Water to agree to an Early Closing Date as to any other Buyer. In the event that some, but not all, of the Buyers have met all requirements under the Agreement for Closing on the Closing Date, Florida Water, in its sole discretion, may elect to Close with any or all of such Buyers that are prepared to Close ("Partial Closing") and may elect to terminate the Agreement as to any or all of the other Buyers. Florida Water's determination to agree to a Partial Closing with a particular Buyer shall not obligate Florida Water to agree to a Partial Closing with any other Buyer.

     SECTION 9.02. DOCUMENTS AFTER THE CLOSING.

     From time to time after Closing, each party hereto shall, upon request of the other, execute, acknowledge and deliver, or shall cause to be executed, acknowledged and delivered, all such further acts, special warranty deeds, assignments, bills of sale, transfers or other documentation for (1) confirming or correcting title in the name of the Buyers or their successor(s) or perfecting possession by the Buyers or their successor(s) of any or all of the Purchased Assets, including the establishment of record of Easements without resort to litigation, expenditure of monies or other extraordinary means, for all Facilities which are a part of the Utility System in existence or use at the time of Closing, or (2) otherwise fulfilling the obligations of the parties hereunder. Further, from time to time after Closing should the parties discover that certain land parcels, Easements, or other rights owned or enjoyed by Florida Water at Closing and necessary to the proper operation and maintenance of the Utility System had not been included in the appropriate appendices hereto and thus not transferred to the Buyers or their successor(s) at Closing in accordance with this Agreement, then the parties agree that Florida Water shall execute or cause to be executed the documents including, but not limited to, deeds, easements and bills of sale necessary to convey such ownership or rights to the Buyers or their successor(s), at no cost to the Buyers, provided such conveyances may be accomplished without resort to litigation, expenditure of monies or other extraordinary means.

     SECTION 9.03. RECORDING FEES AND DOCUMENTARY TAXES.

     (A) Recording fees to record the deeds and any other instruments necessary to deliver title to the Buyers shall be paid by the Buyers.

     (B) The Purchased Assets are being purchased by the Buyers for public purposes in lieu of eminent domain and condemnation by various local governments throughout Florida which have passed resolutions or taken other actions confirming their desire to cooperate in the Buyers purchase of Florida Water's systems such that this transaction is immune from documentary stamp tax in accordance with the ruling in DEPARTMENT OF REVENUE V. ORANGE COUNTY, 605 So. 2d 1333 (Fla. DCA 1992), affd, 620 So. 2d 991 (Fla. 1993). To the extent that documentary stamp taxes are due and payable, such taxes and any related penalty shall be paid by the Buyers.

     SECTION 9.04. ACCOUNTS RECEIVABLE; UNBILLED REVENUES; CUSTOMER DEPOSITS; ACCOUNTS PAYABLE.

     (A) Florida Water shall furnish to the appropriate Buyer, at least ten (10) days prior to Closing, a listing of each respective Facility's accounts receivable ("Accounts Receivable"), customer deposits, by customer and individual amount and accrued interest ("Customer Deposits") and estimated unbilled revenue through the date of Closing ("Unbilled Revenues"). Florida Water shall assign to the appropriate Buyer at Closing, the Buyer's respective Facility's Accounts Receivable and Unbilled Revenues and all rights of collection therefor, together with the liabilities of Customer Deposits, in accordance with the following terms. At the Closing, each appropriate Buyer shall reimburse Florida Water for the excess of the sum of Accounts Receivable that are not more than sixty (60) days in arrears plus 98% of Unbilled Revenues over the Customer Deposits for the Buyer's respective Facility. Should the total Customer Deposits exceed the sum of Accounts Receivable and Unbilled Revenue, then Florida Water shall reimburse the appropriate Buyer at Closing for any excess amount. Unbilled Revenues shall be based upon the actual billings for the month immediately preceding the month of the Closing and shall be prorated through the date of Closing based on the number of days that have elapsed since the last billing period. All amounts received by Florida Water through the date of closing for Accounts Receivable which were collected by Florida Water subsequent to the date Florida Water provided the Buyers with the list of Accounts Receivable, shall be credited to the appropriate Buyer at the Closing. After the Closing, Florida Water will promptly pay to Buyers any payments received by Florida Water on a Buyer's customer's account.

     (B) All bills for services, materials and supplies rendered in connection with the operation of the Utility System prior to Closing, including but not limited to electricity, for a period up to and including the Closing Date ("Accounts Payable"), shall be paid by Florida Water. Prorations shall be required only for the following Accounts Payable: (1) electricity, to the extent meters are not read on the Closing Date; (2) telephone, to the extent no final bill is rendered to Florida Water on the Closing Date and the Buyers continue service with the provider; (3) rental, maintenance or lease charges under contracts assumed by the Buyers or the Buyers' Contractors; (4) charges under maintenance and service contracts assumed by the Buyers of the Buyers' Contractors; (5) purchased water and wastewater to the extent meters are not read on the Closing Date; (6) sludge hauling charges; and (7) other invoices that include pre-Closing and post-Closing obligations.

     (C) Property Taxes. Florida Water shall be responsible for any past due and all ad valorem taxes, prorated through the date of Closing in accordance with
Section 196.295, Florida

Statutes, and shall escrow funds with the tax collector of the counties in which the Systems are located if so required.

     SECTION 9.05. CONNECTION CHARGES

     (A) Connection Charges collected by Florida Water prior to Closing shall remain Florida Water's sole and separate property with no claim of the Buyers therefore.

     (B) Connection Charges collected from and after Closing shall be paid to the Buyers with no claim of Florida Water therefore.

     (C) Notwithstanding the foregoing, if Florida Water entered into an agreement with a developer or individual customer prior to the Signature Date which provides for payment of Connection Charges in installments payable over a period of time, Florida Water shall be entitled to retain payments from such developer or individual customer that come due after the Closing Date to the extent that such payments are attributable to connections of customers made prior to the Closing Date.

     (D) Florida Water shall supply to the Buyers documents relating to deposits ("Vendee Deposit") made by land contract vendees ("Deposit Vendee") pursuant to land contracts for which deposits Florida Water has agreed to give the relevant Deposit Vendee a credit equal to such deposits made by such Deposit Vendee against Connection Charges which such Deposit Vendee would have to pay at the time it obtains water and/or sewage service from the Utility System. After Closing, some of such Deposit Vendees will continue to make such deposits and Florida Water agrees to promptly after Closing take such action to cause all such future deposits to be paid to the Buyers and shall supply the Buyers with evidence that it has done so.

     (E) Notwithstanding any contract rights which Hernando County may claim against Florida Water as a result of the transfer of the Hernando Facilities to Hernando County,

Hernando County expressly waives any rights to return or credit of Connection Charges which Hernando County has paid to Florida Water.

     SECTION 9.06. COSTS AND PROFESSIONAL FEES.

     (A) Each party shall be responsible for securing its own counsel and advisors for representation in connection with the negotiation of this Agreement, and all other matters associated with performance, cancellation or closing hereunder, unless otherwise specified herein. Each party shall be responsible for the payment of the fees of its own attorneys, bankers, engineers, accountants, and other professional advisors or consultants in connection herewith. The Buyers shall be responsible for payment of the Transaction Costs.

     (B) In any litigation arising out of this Agreement, each party shall pay its own attorney's fees and taxable costs at all judicial levels.

     SECTION 9.07. RISK OF LOSS. At all times prior to and through the time of Closing, Florida Water shall maintain adequate fire and extended insurance coverage for the cost of any repairs to the Purchased Assets that maybe required as a result of casualty damage. The risk of loss during the said period of time shall fall upon Florida Water. The risk of loss shall pass to the Buyers at Closing.

     SECTION 9.08. PROCEEDS OF SALE; CLOSING PROCEDURE.

     (A) On or prior to the Closing Date, Florida Water and the Buyers shall execute all documents necessary to Close the transaction. At the Closing, the appropriate parties shall execute and deliver to the closing agent appointed by Florida Water (the "Closing Agent") all of the documents related to each Utility System as delineated in subsection (D) below. The parties agree that legal counsel for Florida Water may act as Closing Agent and waive any potential conflict regarding the same.

     (B) In order to secure title insurance coverage against the existence of material adverse matters recorded during the period of time between the effective date(s) of the Title Commitment and the date of recording of the documents creating the estate to be insured, Florida Water and the Buyers agree that the Closing Agent may also be the Title Company, or the Title Company's agent, selected by Florida Water to issue the Title Policy, and waive any conflict regarding the same.

     (C) At the Closing, the appropriate party shall execute or cause to be executed and deliver to the Closing Agent the following documents effecting the separate transfer of the Purchased Assets related to each Utility System to the appropriate Buyer (the "Transfer Documents") (E.g., Florida Water shall execute a special warranty deed transferring the Fee Parcels within the Palm Coast System to Palm Coast). These Transfer Documents shall be in final form, together with any exhibits or appendices thereto and shall include, without limitation, the following:

         (1) Special warranty deeds for the conveyance of Fee parcels to be conveyed;

         (2) Conveyance instruments for Easements;

         (3) The Transfer, Assignment and Assumption Agreement covering all other interests in the Purchased Assets, together with a general assignment of all contracts, agreements, permits and approvals;

         (4) Bills of Sale or other documents of assignment and transfer, with full warranties of title, to the Purchased Assets, other than Fee Parcels and Easements;

         (5) Post  closing  agreements,  affidavits,  assignments  certificates,
estoppel  certificates,   corrective  instruments,  releases,  satisfactions  or
terminations necessary or required pursuant to this Agreement;

         (6) "Marked-up" Title Commitments for each Utility System consistent with Section 3.06 of this Agreement;

         (7) Non-foreign affidavit and a Florida Department of Revenue Form DR-219 completed and executed by Florida Water for each Utility System;

         (8) Any affidavits, assignments certificates, estoppel certificates, corrective instruments, releases, satisfactions or terminations necessary to close, including, but not limited to, a no lien affidavit, a "gap" affidavit along with those instruments identified by the Title Company insuring the real property;

     (D) Florida Water acknowledges that the Buyers will issue the Bonds to generate proceeds to pay the Purchase Price as described in Section 4.01 hereof. Therefore, all Closing procedures shall be subject to the customary and reasonable requirements of the underwriters selected by the Buyers, the purchasers of the Bonds or the provider of any interim financing. The disbursement of proceeds shall be at the direction of the Title Company, or its agent, in order to secure coverage against material adverse matters or defects in title which are recorded during the period of time between the effective date of the Title Commitment and the date of recording of the document creating the estate or interest to be insured.

     SECTION 9.09. TRANSFER OF PERMITS. The Buyers shall be responsible for obtaining the transfer to each of the Buyers of the operating permits related to the Utility System each Buyer is acquiring, as described in APPENDIX H hereof. Florida Water and the Buyers shall cooperate in the preparation of all requisite documents to notify, apply for and seek the transfer of such permits. Any permit transfer application fees shall be paid by the appropriate Buyer, and the parties will pay their respective costs to process such transfers.

     SECTION 9.10. REGULATORY MATTERS. Subject to and with the exception of the provisions set forth in Sections 4.04 and 8.02, and to the extent that Florida Water has any regulatory proceedings pending before the PSC or any other regulatory body with jurisdiction over the Utility System at the time of Closing, Florida Water shall retain responsibility for all actions and costs incurred to bring such proceedings to completion including all financial responsibility or liability for any rate relief, refund or other obligations imposed by the PSC or any county regulatory authority as a result of such proceeding, and responsibility therefore is expressly not assumed by the Buyers. All such matters are set forth and described in APPENDIX I. Notwithstanding the above, upon Closing, Hernando shall cause all regulatory proceedings before the Hernando County regulatory authority to be dismissed with prejudice.

     SECTION 9.11. REGULATORY TRANSFER FILINGS. Within thirty (30) days of the later of the Signature Date or the approval of the Agreement by the Governing Bodies of each of the Buyers pursuant to Section 4.03(I) above, Florida Water shall make any filings necessary to the PSC and appropriate county regulators regarding the transfer of the Utility System and Purchased Assets from Florida Water to the Buyers. Florida Water agrees to pay its fees and costs incident to such filings. It is agreed that the Buyers shall apply every reasonable effort to cooperate with Florida Water with respect to these filings and will render all reasonable assistance necessary to Florida Water. The Buyers will pay their fees and costs associated with its cooperation and assistance. The sale and transfer of Utility System from Florida Water to the Buyers is contingent upon any required approval by the PSC or other appropriate county regulators.

     SECTION 9.12. ASSUMPTION BY THE BUYERS OF RESPONSIBILITY FOR SERVICE. The Buyers shall assume responsibility for providing service to Florida Water's customers who are receiving service at the time of Closing.

     SECTION 9.13. PURCHASE PRICE ALLOCATION. Within ninety (90) days subsequent to the Closing Date, Florida Water shall provide to the Buyers an allocation of the Utility System Purchase Price to the Purchased Assets (tangible, intangible and real estate assets, etc.) for each Utility System which allocation shall comply with Section 1060 of the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder, as amended and supplemented from time to time, or any successor statute thereto. The parties affirm and agree that each of them shall adhere to such allocation for all federal and state income tax purposes, including the filing of all federal and state returns, if any, filed by them subsequent to the Closing Date.

                                    ARTICLE X

                               GENERAL PROVISIONS

     SECTION 10.01. RADON. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from any county public health unit.

     SECTION 10.02. TIME IS OF THE ESSENCE. Time is of the essence in this Agreement. Time periods specified in this Agreement shall expire at midnight on the date stated unless the parties agree in writing to a different date or time. Any time period provided for herein which ends on Saturday, Sunday or a legal holiday shall extend to 5:00 p.m. on the next Business Day.

     SECTION 10.03. ENFORCEMENT OF AGREEMENT. In the event that a dispute arises from the Agreement, each party shall bear its own costs and expenses, including attorneys' fees. Venue for any dispute shall be in the Circuit Court of Orange County, Florida.

     SECTION 10.04. APPLICABLE LAW; JURISDICTION AND VENUE.

     This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

     SECTION 10.05. NOTICE.

     (A) All notices, certificates or other communications hereunder shall be sufficiently given and shall be deemed given when hand delivered or mailed by registered or certified mail, postage prepaid, or by courier service, charges prepaid, to the parties at the following addresses:

     To Hernando County:      Garth C. Coller, Esquire
                              County Attorney
                              Hernando County Attorneys Office
                              20 North Main Street
                              Suite 462
                              Brooksville, Florida 34601

     with a copy to:          John R. Jenkins, Esquire
                              Rose, Sundstrom & Bentley, LLP
                              2548 Blairstone Pines Drive
                              Tallahassee, Florida 32301

     To Osceola:              Jo Thacker, Esquire
                              1 Courthouse Square
                              Kissimmee, Florida 34742

     With a copy to:          Brian Wheeler
                              101 North Church Street
                              Kissimmee, Florida 34742

     To Marco Island:         Mr. A. William Moss
                              City Manager
                              City of Marco Island City Hall
                              50 Bald Eagle Drive
                              Marco Island, Florida 34145

     with a copy to:          John R. Jenkins, Esquire
                              Rose, Sundstrom & Bentley, LLP
                              2548 Blairstone Pines Drive
                              Tallahassee, Florida 32301

     To Palm Coast:           Mr. Richard M. Kelton
                              City Manager
                              City of Palm Coast
                              264 Palm Coast Parkway NE
                              Palm Coast, Florida 32135

     with a copy to:          Lonnie N. Groot, Esquire
                              Stenstrom, McIntosh, Colbert,
                              Whigham & Simmons, P.A.
                              200 West 1st Street
                              Sanford, Florida 32771

     To the GUA:              Florida Governmental Utility Authority
                              c/o Government Services Group, Inc.
                              1500 Mahan Drive, Suite 250
                              Tallahassee, Florida 32308
                              Attention: Robert E. Sheets

     with a copy to:          George H. Nickerson, Jr., Esquire
                              Nabors, Giblin & Nickerson, P.A.
                              2502 North Rocky Point Drive
                              Suite 1060
                              Tampa, Florida 33607

     To Deltona:              Fritz A. Behring
                              City Manager
                              City of Deltona
                              2345 Providence Boulevard
                              Deltona, Florida 32725

     With a copy to:          Richard Blossom, Esq.
                              City Attorney
                              City of Deltona
                              2345 Providence Boulevard
                              Deltona, Florida 32725

     To Florida Water:        Forrest Ludsen, COO and
                              Carlyn Kowalsky, Esq., General Counsel
                              Florida Water Services Corporation
                              Post Office Box 609520
                              Orlando, Florida 32860-9520

     With a copy to:          Philip R. Halverson, Esq.
                              30 West Superior Street
                              Duluth, MN  55802

     And additional copy to:  Greenberg Traurig, P.A.
                              777 South Flagler Drive
                              Suite 300 East
                              West Palm Beach, FL 33401
                              Attention: Phillip C. Gildan, Esq.

     (B) Any written notice given to one person in subsection (A) of this Section shall also be copied and provided to all other persons identified in subsection (A).

     (C) The parties may, by notice in writing given to the others, designate any future or different addresses to which the subsequent notices, certificates or other communications shall be sent. Any notice shall be deemed given on the date such notice is delivered by hand or by facsimile transmission or five (5) days after the date mailed.

     SECTION 10.06. ASSIGNMENT AND JOINDER.

     (A) Except as provided in under Section 10.06(B) below, Neither Florida Water nor the Buyers shall have the power or authority to assign this Agreement or any of their rights, duties or obligations hereunder to a third party without the express written consent of the other party and this Agreement shall be construed as solely for the benefit of the Buyers and Florida Water, and their successors by law, and no claim or cause of action shall accrue to or for the benefit of any other third party by reason hereof.

     (B) Consistent with the Tohopekaliga Transition Interlocal Agreement entered into between the City of Kissimmee, Osceola County and Tohopekaliga Water Authority, (an independent Special District, established and created pursuant to Chapter 189, Florida Statutes, by Special Act of the Legislature) on July 17, 2003 (the "Tohopekaliga Transition Interlocal Agreement") and this Agreement, Osceola may hereby assign, transfer, convey, grant, bargain and sell unto the Tohopekaliga Water Authority all of Osceola's rights, remedies, powers, title, interests, duties, obligations and responsibilities arising under this Agreement which relate to the Osceola System and the Facilities associated therewith; and the parties hereto, including specifically Florida Water, hereby consent and agree to such assignment and assumption. The Tohopekaliga Water Authority shall accept and agree to, and Florida Water hereby consents to, such assignment and assumption of all of Osceola's rights, remedies, powers, title, interests, duties, obligations and responsibilities arising under the Agreement which relate to the Osceola System and the Facilities associated therewith. Such assignment and assumption shall be deemed subject to and be in all respects in conformance with all provisions of this Agreement. The parties agree and acknowledge that in facilitating closing pursuant to such assignment and assumption all instruments required to close relating to the Osceola System will be separately executed and directly conveyed from Florida Water to the Tohopekaliga Water Authority as the assignee of Osceola. If the Tohopekaliga Water Authority does not perform its obligations under the Agreement, Osceola shall remain liable to Florida Water for such performance.

     SECTION 10.07. AMENDMENTS AND WAIVERS. Except as otherwise provided in this Agreement, no amendment, supplement, modification or waiver of this Agreement shall be binding upon any party hereto unless executed in writing by such party. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, unless otherwise expressly provided.

     SECTION 10.08. ENTIRE AGREEMENT. This Agreement is the entire agreement between the parties and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions of the agreements, understandings, negotiations and discussions of the parties, whether oral or written, pertaining to the subject matter hereof, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein.

     SECTION 10.09. TERMINATION EVENTS. By notice given prior to or at the Closing, subject to Section 10.10, this Agreement may be terminated as follows:

     (A) by written notice from all of the Buyers that have not closed if a material breach of any provision of this Agreement has been committed by Florida Water and such breach has not been waived by such Buyers; provided in the event of a breach which does not result in termination, Buyers retain all other remedies available at law or in equity for such breach.

     (B) by Florida Water if a material Breach of any provision of this Agreement has been committed by the Buyers and such Breach has not been waived by Florida Water;

     (C) by written notice from all of the Buyers that have not closed if any condition in Article V has not been satisfied as of the date specified for Closing, or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of the Buyers to comply with their obligations under this Agreement), and the Buyers have not waived such condition on or before such date;

     (D) by Florida Water if any condition in Article VI has not been satisfied as of December 8, 2003 (the date specified for Closing), or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Florida Water to comply with its obligations under this Agreement), and Florida Water has not waived such condition on or before such date;

     (E) by mutual consent of all of the Buyers that have not closed and Florida Water;

     (F) by all of the Buyers that have not closed if the Closing has not occurred on or before July 31, 2004, or such later date as the parties may agree upon, unless the Buyers are in material Breach of this Agreement;

     (G) by Florida Water if the Closing has not occurred on or before the Closing Date or such later date as the parties may agree upon, unless Florida Water is in material Breach of this Agreement;

     (H) by Florida Water in the event that any Person initiates any Gain on Sale Inquiry. Upon the occurrence of a Gain on Sale Inquiry, Florida Water may
(1) terminate this Agreement in total, (2) terminate this Agreement as to any particular Buyer; or (3) waive this requirement and proceed to Closing; or

     (I) by Florida Water in the event it is, in its discretion, dissatisfied with any condition, requirement or burden imposed by any entity in any regulatory approval process related to the Contemplated Transactions under this Agreement.

     SECTION 10.10. EFFECT OF TERMINATION

     (A) Each party's right of termination under Section 10.09 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 10.09, all obligations of the parties under this Agreement will terminate unless otherwise stated in this Agreement, provided, however, that, if this Agreement is terminated because of a Breach of this Agreement by the non-terminating party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

     (B) Neither the Buyers nor Florida Water shall be liable to the other in the event that after the execution of this Agreement there occurs (1) a change of law that prevents the Closing, (2) any action by a third party that prevents the Closing or (3) any order by a Governmental Body or court that prevents the Closing. Both parties agree to diligently defend against a third party attempt to prevent a Closing.

     SECTION 10.11. BUYERS' REPRESENTATIVE.

     Within thirty (30) days after the Signature Date, Buyers shall designate in writing a single Buyer's representative who shall be authorized to act on behalf of Buyers with respect to Buyers communications with Florida Water under the terms of the Agreement (the "Buyers' Representative"). Buyers have the right to replace the Buyers Representative at any time without cause by delivering written notice of such replacement to Florida Water. Florida Water shall have the right to rely upon all written notices and written communications from Buyers' Representative as the authorized representative of the Buyers under the Agreement.

     SECTION 10.12. SURVIVAL.

     The provisions set forth in Sections 2.06, 2.09, 3.07, 4.02, 4.04, 6.04, 7.03, 8.01, 8.02, 8.04, 8.05, 9.02, 9.04, 9.05, 9.06, 9.09, 9.10, 9.12, 9.13,
10.03, 10.10 and this Section 10.12 shall survive Closing and not merge therein.

     SECTION 10.13. JOINT AND SEVERABLE LIABILITY

     In the event of a breach of this Agreement by a Buyer, liability for such breach shall remain with such Buyer, and such liability shall not be joint and several as to other Buyers.

Remedy for a breach of Section 4.03 of this Agreement by a Buyer shall be limited to cancellation of the Agreement, at Florida Water's option, as provided therein.

     SECTION   10.14.   COUNTERPARTS.   This   Agreement   may  be  executed  in
counterparts, each of which shall be considered an original.

                           [SIGNATURE PAGES TO FOLLOW]

     IN WITNESS WHEREOF, the Buyers and Florida Water have caused this Agreement to be duly executed and entered into on the date first above written, subject to the provisions of Section 4.03(I).

                                             HERNANDO COUNTY


                                             By:  /s/ Garth Coller
                                                  ---------------------------
                                             Its: County Attorney
                                                  ---------------------------

Attest:
                                             THE CITY OF MARCO ISLAND


                                             By:  /s/ A. William Moss
                                                  ---------------------------
                                             Its: City Manager
                                                  ---------------------------

Attest:  /s/ Laura M. Litzan
                                             THE CITY OF PALM COAST


                                             By:  /s/ Richard M. Kelton
                                                  ---------------------------
                                             Its: City Manager
                                                  ---------------------------

Attest:  /s/ Clare M. Hoeni
             Clare M. Hoeni
            Deputy City Clerk

                                             OSCEOLA COUNTY


                                             By:  /s/ Ken Shipley
                                                  ---------------------------
                                             Its: Vice Chairman
                                                  ---------------------------

Attest:  /s/ Teena Jenkins
                                             THE CITY OF DELTONA


                                             By:  /s/ Fritz Behring
                                                  ---------------------------
                                             Its: City Manager
                                                  ---------------------------

Attest:

                                             FLORIDA GOVERNMENTAL
                                             UTILITY AUTHORITY


                                             By:  /s/ Lee Ann Thomas
                                                  ---------------------------
                                             Its: Board Chair
                                                  ---------------------------

Attest:  /s/ Faith Doyle
                                             FLORIDA WATER SERVICES
                                             CORPORATION


                                             By:  /s/ James Vizanko
                                                  ---------------------------
                                             Its: Chairman
                                                  ---------------------------

Attest:  /s/ Philip R. Halverson